Exhibit T3A.3

DEED OF INCORPORATION

AMDIPHARM B.V.

November 29th, 2002

executed before mr. B.H.Th. Terhorst

TABLE OF CONTENTS

DEED OF INCORPORATION

cel

KR.HK
02.1002/993251

OPRICHTING BESLOTEN VENNOOTSCHAP

Heden, de negenentwintigste november tweeduizend twee,----------------------------------
Verscheen voor mij, mr. BART HERMAN THEODOR TERHORST, --------------------
notaris te Utrecht: ---
mevrouw mr. KARINA LENA CORNELIA WILHELMINA SCHUTZ-TEN ----------
ROUWELAAR, geboren te Amsterdam op negen juni negentienhonderd zes en --------
zeventig, werkzaam en ten deze woonplaats kiezend ten kantore van mij, notaris (3584
BL Utrecht, Euclideslaan 1), --
ten deze handelende als schriftelijk gevolmachtigde, ter uitvoering van na te melden ---
rechtshandelingen, van: --
AMDIPHARM A.G., een rechtspersoon naar Zwitsers recht, statutair gevestigd te -----
Basel, Zwitserland en feitelijk kantoorhoudende te Aeschengraben 9, CH-4051 Basel, -
Zwitserland. --
Van gemelde machtiging blijkt uit één aan deze akte te hechten onderhandse akte van -
./. volmacht. --
De verschenen persoon, handelende als gemeld, verklaarde bij deze, namens -----------
Amdipharm A.G., op te richten een besloten vennootschap met beperkte ----------------
aansprakelijkheid en daarvoor vast te stellen de navolgende statuten:---------------------

STATUTEN ---

NAAM EN ZETEL---

Artikel 1 ---

1. De vennootschap is genaamd: **AMDIPHARM B.V.**. ---
2. De vennootschap heeft haar zetel te Amsterdam.---

DOEL---

Artikel 2 ---

De vennootschap heeft ten doel: ---

- het verkrijgen, houden, beheren en verlenen van licenties op het gebied van intellectuele eigendom; ---
- het fungeren als royalty doorstroom vennootschap; ---
- het deelnemen in, het financieren van, het samenwerken met, het voeren van directie over en het verlenen van adviezen en andere diensten aan (rechts)personen en ondernemingen; ---
- het verstrekken van zekerheden in welke vorm ook voor verplichtingen van andere (rechts)personen en ondernemingen; ---
- het beleggen en beheren van vermogen in registergoederen, effecten, schuldvorderingen en andere vermogensbestanddelen; ---
- het afsluiten van pensioen-, stamrecht- en lijfrente-overeenkomsten; ---
- het verrichten van al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn, ---

alles in de ruimste zin van het woord. ---

KAPITAAL EN AANDELEN---

Artikel 3 ---

1. Het maatschappelijk kapitaal van de vennootschap bedraagt ZESHONDERD VIJFTIGDUIZEND EURO (€ 650.000,00), verdeeld in zeshonderd vijftigduizend (650.000) aandelen, elk nominaal groot één euro (€ 1,00). ---
   Van het maatschappelijk kapitaal moet tenminste een vijfde gedeelte zijn geplaatst.
2. Aandeelbewijzen worden niet uitgegeven; de aandelen zijn niet vrij overdraagbaar. De aandelen worden doorlopend genummerd vanaf 1. ---

RECHTSVERHOUDINGEN ---

Artikel 4 ---

1. De vennootschap en degenen, die krachtens de wet en de statuten bij haar organisatie zijn betrokken, moeten zich als zodanig jegens elkaar gedragen naar hetgeen door redelijkheid en billijkheid wordt gevorderd. ---
2. De vennootschap moet de aandeelhouders die zich in gelijke omstandigheden bevinden op dezelfde wijze behandelen. ---
3. Indien aandelen tot een gemeenschap behoren, kunnen de deelgenoten de uit die aandelen voortvloeiende rechten tegenover de vennootschap slechts uitoefenen, als zij zich daarbij laten vertegenwoordigen door een door hen schriftelijk daartoe aangewezen persoon.---

REGISTER VAN AANDEELHOUDERS---

Artikel 5 ---

1. De directie houdt een register waarin de namen en de adressen van alle aandeelhouders zijn opgenomen, met vermelding van de datum waarop zij de ---

aandelen hebben verkregen, de datum van de erkenning of betekening en het op elk aandeel gestorte bedrag. --

2. In het register worden tevens de namen en adressen opgenomen van hen die -------- blijkens mededeling aan de vennootschap een recht van vruchtgebruik of een ------ pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht - hebben verkregen, de datum van erkenning of betekening en met vermelding of --- hun het stemrecht op die aandelen toekomt dan wel de rechten die door de wet zijn toegekend aan de houders van met medewerking van de vennootschap uitgegeven certificaten van aandelen. --
3. Het register wordt regelmatig bijgehouden. --
4. Een aandeelhouder is verplicht er voor te zorgen dat zijn adres bij de vennootschap bekend is. --

   Alle kennisgevingen aan en oproepingen vanwege de vennootschap geschieden aan het in het register vermelde adres. --
5. De directie verstrekt desgevraagd aan een aandeelhouder, vruchtgebruiker en ------ pandhouder om niet een uittreksel uit het register met betrekking tot zijn recht op - een aandeel. Rust op het aandeel een recht van vruchtgebruik of een pandrecht, dan vermeldt het uittreksel aan wie het stemrecht op die aandelen toekomt dan wel de - rechten die door de wet zijn toegekend aan de houders van met medewerking van - de vennootschap uitgegeven certificaten van aandelen. ----------------------------
6. De directie legt het register ten kantore van de vennootschap ter inzage van de ----- aandeelhouders en van de vruchtgebruikers en pandhouders, aan wie het stemrecht of de rechten van certificaathouders toekomen. De gegevens van het register ------- omtrent niet-volgestorte aandelen zijn ter inzage van een ieder; afschrift of --------- uittreksel van deze gegevens wordt ten hoogste tegen kostprijs verstrekt.------------

UITGIFTE VAN AANDELEN---

Artikel 6 --

1. De vennootschap kan slechts ingevolge een besluit van de algemene vergadering -- aandelen uitgeven.---

   Bij het besluit worden de koers, de wijze van volstorting en de verdere ------------- voorwaarden van uitgifte bepaald. --

   De algemene vergadering kan haar bevoegdheid hiertoe overdragen aan een ander orgaan en kan deze overdracht herroepen.--
2. Het vorige lid is van overeenkomstige toepassing op het verlenen van rechten tot -- het nemen van aandelen. Het is evenwel niet van toepassing op het uitgeven van -- aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van ---- aandelen uitoefent. --
3. De vennootschap kan geen eigen aandelen nemen. -----------------------------------

VOORKEURSRECHT BIJ UITGIFTE AANDELEN------------------------------------

Artikel 7 ---

1. Met inachtneming van het bepaalde in lid 2 heeft bij uitgifte van aandelen iedere -- aandeelhouder een voorkeursrecht naar evenredigheid van het bedrag van zijn ----- aandelen in de vennootschap. ---

   Het voorkeursrecht kan niet worden beperkt of uitgesloten bij besluit van de ------- algemene vergadering. ---

2. Een aandeelhouder heeft geen voorkeursrecht op aandelen die worden uitgegeven aan werknemers van de vennootschap of een groepsmaatschappij dan wel aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.
3. De vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend aan in een schriftelijke mededeling aan alle aandeelhouders.
4. Het tijdvak waarin het voorkeursrecht kan worden uitgeoefend bedraagt tenminste vier weken of zoveel langer als bij dat besluit tot uitgifte is bepaald.
5. Het vorenstaande is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen.
6. Een voorkeursrecht is niet overdraagbaar.

STORTING OP AANDELEN

Artikel 8

1. Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat een deel, ten hoogste drie vierden, van het nominale bedrag eerst behoeft te worden gestort nadat de vennootschap het zal hebben opgevraagd.
2. Storting op een aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen.
   Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap.
   Met storting in vreemd geld wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk in euro's kan worden gewisseld.
   Bepalend is de wisselkoers op de dag van de storting.

STEUNVERBOD VENNOOTSCHAP

Artikel 9

De vennootschap mag niet, met het oog op het nemen of verkrijgen door anderen van aandelen in haar kapitaal of van certificaten daarvan, zekerheid stellen, een koersgarantie geven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden. Dit verbod geldt ook voor haar dochtermaatschappijen.

FINANCIERING DOOR VENNOOTSCHAP

Artikel 10

Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten daarvan mag de vennootschap slechts verstrekken tot ten hoogste het bedrag van de uitkeerbare reserves. De vennootschap houdt een niet uitkeerbare reserve aan tot het uitstaande bedrag van genoemde leningen.

INKOOP EIGEN AANDELEN

Artikel 11

1. Verkrijging door de vennootschap van niet-volgestorte aandelen in haar kapitaal is nietig.
2. Volgestorte eigen aandelen mag de vennootschap slechts verkrijgen om niet of indien:

a. het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan -- het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de -------- reserves die krachtens de wet of de statuten moeten worden aangehouden; -----
b. het nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen in haar kapitaal niet - meer dan de helft van het geplaatste kapitaal bedraagt; en-------------------------
c. machtiging tot de verkrijging is verleend door de algemene vergadering. -------

3. Voor de geldigheid van de verkrijging is bepalend de grootte van het eigen -------- vermogen volgens de laatst vastgestelde balans, verminderd met de ----------------- verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap en uitkeringen uit winst of reserves aan anderen, die zij en haar dochtermaatschappijen na de ----- balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden --------- verstreken zonder dat de jaarrekening is vastgesteld, dan is verkrijging ------------- overeenkomstig het vorige lid niet toegestaan.--
4. De vorige leden gelden niet voor aandelen die de vennootschap onder algemene --- titel verkrijgt.---
Onder het begrip aandelen in dit artikel zijn certificaten daarvan begrepen. ----------

VERVREEMDING EIGEN AANDELEN --

Artikel 12 ---

Vervreemding van eigen aandelen door de vennootschap geschiedt krachtens besluit --- van de algemene vergadering. Op vervreemding van eigen aandelen is de in deze ------ statuten opgenomen blokkeringsregeling van toepassing. -------------------------------

VERMINDERING VAN KAPITAAL --

Artikel 13 ---

1. De algemene vergadering kan besluiten tot vermindering van het geplaatste -------- kapitaal door intrekking van aandelen of door het bedrag van aandelen bij ---------- statutenwijziging te verminderen.---
2. Een besluit tot intrekking kan betreffen aandelen, die de vennootschap zelf houdt - of waarvan zij de certificaten houdt.---
3. Vermindering van het bedrag van aandelen met gedeeltelijke terugbetaling is ------ slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de aandelen. De terugbetaling moet alsdan naar evenredigheid op alle aandelen ---- geschieden. --
Van het vereiste van evenredigheid mag worden afgeweken met instemming van -- alle betrokken aandeelhouders.---
4. De oproeping tot een vergadering waarin een in dit artikel genoemd besluit wordt - genomen, vermeldt het doel van de kapitaalvermindering en de wijze van ---------- uitvoering. ---
5. Een besluit tot vermindering van het geplaatste kapitaal wordt niet van kracht ------ zolang verzet kan worden gedaan. --

BLOKKERINGSREGELING --

Artikel 14 ---

Iedere overdracht kan slechts rechtsgeldig geschieden met inachtneming van de in deze statuten opgenomen blokkeringsregeling.--

Deze blokkeringsregeling is niet van toepassing indien een aandeelhouder krachtens de wet tot overdracht van zijn aandelen aan een eerdere houder verplicht is. -----------------

OVERDRACHT VAN AANDELEN---

Artikel 15 ---

1. Indien een aandeelhouder aandelen wil vervreemden, moet hij die eerst aanbieden aan zijn mede-aandeelhouders. ---
2. Het aanbod moet worden gedaan aan de directie onder opgaaf van de naam van de voorgestelde verkrijger en het aantal aandelen. De directie deelt het aanbod binnen acht dagen na ontvangst mee aan de overige aandeelhouders.-------------------------
Dit aanbod geldt als verlening van een kooprecht aan de mede-aandeelhouders ---- overeenkomstig het in dit artikel bepaalde. De koopovereenkomst komt eerst tot --- stand nadat de aanbieder en de gegadigde overeenstemming hebben bereikt over -- het aantal te kopen aandelen en de prijs, de aanbieder zijn aanbod niet heeft -------- ingetrokken, noch de gegadigde zich heeft teruggetrokken binnen de daarvoor ----- gestelde termijn en vaststaat dat alle aandelen, waarop het aanbod betrekking heeft, tegen contante betaling worden gekocht. ---
3. Op de aangeboden aandelen hebben achtereenvolgens een kooprecht eerst de ------ aandeelhouders en tenslotte de personen overeenkomstig het hierna bepaalde ------- aangewezen door de algemene vergadering. ---
4. Iedere aandeelhouder die van zijn kooprecht gebruik wil maken, moet binnen één - maand na de mededeling van het aanbod door de directie aan deze berichten ------- hoeveel van de aangeboden aandelen hij wil kopen, bij gebreke waarvan zijn ------- kooprecht vervalt. ---
5. Het aantal aandelen dat door iedere gegadigde kan worden gekocht wordt ----------- vastgesteld door de directie. De toewijzing geschiedt in eerste instantie, in --------- verhouding tot ieders bezit aan aandelen waaraan het kooprecht wordt ontleend. --- Heeft een aandeelhouder minder aandelen opgeëist dan hem naar bedoelde -------- verhouding zouden toekomen, dan worden de daardoor vrijgekomen aandelen ----- toegewezen aan de overige gegadigden, voor zover deze althans gegadigd zijn voor meer aandelen dan hen naar bedoelde verhouding zouden toekomen. ----------------
6. Een met toepassing van het vorenstaande niet voor verdeling vatbaar aantal -------- aandelen wordt aan de gegadigden toegewezen bij loting, door de directie ten ------ overstaan van een notaris te houden. De gegadigden worden voor die loting -------- opgeroepen. Een gegadigde aan wie bij de loting een aandeel wordt toegewezen, -- neemt aan de loting niet verder deel. ---
7. Indien de aandeelhouders hun kooprecht niet ten aanzien van alle aangeboden ----- aandelen uitoefenen, roept de directie binnen één maand nadat dit is gebleken een - algemene vergadering bijeen. Deze vergadering kan, mits binnen één maand na --- bedoelde oproeping, alsnog gegadigden voor de desbetreffende aandelen ----------- aanwijzen. Daaronder kan slechts met instemming van de aanbieder en met -------- inachtneming van de wettelijke en statutaire bepalingen omtrent inkoop de -------- vennootschap zelf zijn begrepen.--
8. De overnameprijs voor de aandelen wordt door de aanbieder en ieder van de ------ gegadigden in onderling overleg vastgesteld. Leidt dat niet binnen twee maanden - na ontvangst van de mededeling omtrent de toewijzing tot overeenstemming, dan -

zal de prijs worden vastgesteld door één of, zo een van partijen dat verlangt, door - drie deskundigen, te benoemen door partijen in onderling overleg of bij gebreke --- van overeenstemming daaromtrent, op verzoek van de meest gerede partij te ------- benoemen door de Voorzitter van de Kamer van Koophandel en Fabrieken van het ressort waar de vennootschap op grond van haar (hoofd)vestiging is ingeschreven. De kosten komen ten laste van de aanbieder, indien deze na de opdracht aan de ---- deskundigen zijn aanbod intrekt, en anders ten laste van de vennootschap. De ------ directie is verplicht de deskundigen alle gewenste inlichtingen te verstrekken. ------

9. Tenzij tot deskundige mede mocht zijn benoemd de accountant van de ------------- vennootschap, zijn de deskundigen verplicht diens oordeel te vragen; geeft hij dat - oordeel, dan zijn de deskundigen verplicht dat woordelijk in hun rapport aan te ---- halen. De deskundigen moeten hun rapport binnen twee maanden aan de directie -- uitbrengen. Deze deelt de inhoud binnen acht dagen bij afschrift mee aan de -------- aanbieder en de gegadigden. ---
10. Iedere gegadigde blijft bevoegd zich terug te trekken, desgewenst ten aanzien van - een deel van de hem toegewezen aandelen, mits dat geschiedt binnen één maand -- nadat bekend is hoeveel aandelen zijn toegewezen, aan wie en tegen welke prijs. -- Terugtrekking geschiedt door middel van een kennisgeving aan de directie, die dat onverwijld meedeelt aan de overige gegadigden en aan de aanbieder, onder opgave van de beschikbaar gekomen aandelen. Indien de overige gegadigden een of meer - van deze aandelen wensen te kopen, moeten zij dat binnen veertien dagen na deze mededeling aan de directie berichten. De hiervoor in dit artikel opgenomen regels - van toewijzing zijn van overeenkomstige toepassing. -----------------------------------
11. De aanbieder blijft bevoegd zijn aanbod in te trekken, mits dat geschiedt ten ------- aanzien van alle aangeboden aandelen tegelijk en binnen één maand nadat hem ---- bekend is aan welke gegadigden hij alle aandelen waarop het aanbod betrekking --- heeft kan verkopen en tegen welke prijs. De intrekking geschiedt door middel van een kennisgeving aan de directie, die dat onverwijld meedeelt aan de gegadigden.--
12. De levering van de verkochte aandelen en de betaling van de koopsom moeten ---- gelijktijdig geschieden binnen één maand nadat is komen vast te staan dat alle ----- aangeboden aandelen zijn gekocht en tegen welke prijs, en de aanbieder zijn ------- aanbod niet heeft ingetrokken. Indien de aanbieder met de levering in gebreke ----- blijft, is de vennootschap daartoe namens hem onherroepelijk gevolmachtigd. ------
13. Indien vaststaat dat niet alle aandelen waarop het aanbod betrekking heeft tegen --- contante betaling worden gekocht, deelt de directie dat terstond aan de aanbieder -- en de gegadigden mee. De aanbieder is dan vrij tot overdracht van alle of een deel van de aangeboden aandelen aan de door hem voorgestelde verkrijger, mits dat ---- geschiedt binnen drie maanden na ontvangst van die mededeling en tegen geen ---- lagere prijs dan gold tussen de aanbieder en de gegadigden, tenzij de ---------------- desbetreffende aandelen tegen die lagere prijs eerst opnieuw aan de gegadigden --- zijn aangeboden. Gaat de aanbieder tot overdracht aan de voorgestelde verkrijger - over, dan moet hij dat onder opgave van de prijs schriftelijk aan de directie -------- meedelen; de directie brengt deze mededeling terstond ter kennis van de ----------- gegadigden. --

14. Indien door een algemene vergadering waarin het gehele geplaatste kapitaal is ----- vertegenwoordigd, met algemene stemmen voor een bepaalde voorgenomen ------- overdracht goedkeuring is verleend, is de aanbieder gedurende drie maanden ------- daarna vrij in die overdracht en behoeft vorenstaande procedure daarvoor niet te --- worden gevolgd. --
15. Alle in dit artikel voorgeschreven mededelingen en kennisgevingen moeten bij ---- aangetekende brief, met bericht van ontvangst, geschieden en wel, waar geen ------ termijn is genoemd, binnen veertien dagen na ontvangst van het bericht dat tot de - mededeling of kennisgeving verplicht. --

<u>OVERGANG VAN AANDELEN</u> ---

<u>Artikel 16</u> --

1. Ingeval van: ---
   a. overlijden en andere wijze van verkrijging van aandelen onder algemene titel, anders dan door boedelmenging; ---
   b. faillissement van of verlening van surséance van betaling aan een -------------- aandeelhouder;--
   c. onder curatelestelling van een aandeelhouder;---------------------------------------
   d. verkrijging (direct of indirect) - door overdracht of andere overgang van ------- aandelen dan wel door overgang van stemrecht op aandelen of door het nemen van aandelen - door een of meer anderen van de zeggenschap over een -------- aandeelhouder-rechtspersoon zoals bedoeld in het SER-besluit ----------------- Fusiegedragsregels 2000, ook indien die regels niet van toepassing zijn; --------
   e. ontbinding van de algehele of beperkte gemeenschap van goederen waarin een aandeelhouder is gehuwd of een geregistreerd partnerschap is aangegaan; ------

   moeten de betreffende aandelen, respectievelijk alle aandelen van de betreffende -- aandeelhouder te koop worden aangeboden aan de mede-aandeelhouders. -----------
2. Zodra vaststaat dat ingevolge lid 1 aandelen moeten worden aangeboden en -------- overgedragen, moeten zij die daartoe verplicht zijn daarvan binnen één maand ----- mededeling doen aan de directie, onder opgaaf van de serie en het aantal aandelen. Deze mededeling geldt als aanbod in de zin van het vorige artikel. -------------------
3. De verplichting tot aanbieding bestaat niet: ---
   - ingeval van een juridische fusie als bedoeld in artikel 2:333 Burgerlijk --------- Wetboek; ---
   - in geval van een juridische splitsing als bedoeld in artikel 2:334hh Burgerlijk - Wetboek. --

   De verplichting tot aanbieding wordt gedurende twee jaar opgeschort, indien en --- voor zover van de nieuwe gerechtigden (deel uitmaakt)deel uitmaken perso(o)n(en) te wiens (wier) name de aandelen bij de overgang onder algemene titel casu quo --- overdracht ten titel van verdeling, stonden.--

   De verplichting tot aanbieding vervalt, indien de aandelen binnen twee jaar zijn --- toegedeeld en overgedragen aan de perso(o)n(en) bedoeld in de vorige zin. ---------
4. Het vorige artikel is op het in dit artikel bepaalde van overeenkomstige toepassing, met dien verstande dat: --
   a. het aanbod niet kan worden ingetrokken;--

b. de verplichting tot overdracht vervalt, zodra vaststaat dat niet alle aangeboden aandelen tegen contante betaling worden gekocht.

5. Indien de aandeelhouder zijn verplichting tot aanbieding en/of overdracht niet nakomt, is de vennootschap daartoe na sommatie onherroepelijk gevolmachtigd. De sommatie heeft tot gevolg dat het vergaderrecht en het stemrecht op de desbetreffende aandelen niet kan worden uitgeoefend en dat het recht op uitkeringen wordt opgeschort, zolang de aandeelhouder zijn verplichtingen als bedoeld niet nakomt.

UITGIFTE EN LEVERING VAN AANDELEN OF RECHTEN DAAROP

Artikel 17

1. Voor de uitgifte en levering van een aandeel of de levering van een vruchtgebruik of pandrecht daarop, is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte, waarbij de betrokkenen partij zijn. De akte moet de gegevens vermelden als voorgeschreven in artikel 2:196 Burgerlijk Wetboek.
2. De levering werkt mede van rechtswege tegenover de vennootschap. Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig artikel 2:196b Burgerlijk Wetboek dan wel deze heeft erkend door inschrijving in het aandeelhoudersregister.

VRUCHTGEBRUIK OP AANDELEN

Artikel 18

1. De aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik is gevestigd.
2. In afwijking hiervan komt het stemrecht toe aan de vruchtgebruiker, indien dat bij de vestiging van het vruchtgebruik is bepaald en zowel de toekenning van het stemrecht aan de vruchtgebruiker als - bij overdracht van het vruchtgebruik - de overgang van het stemrecht is goedgekeurd door de algemene vergadering.
3. De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan de houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen. De vruchtgebruiker die geen stemrecht heeft, heeft die rechten niet.
4. De aan het aandeel verbonden rechten strekkende tot het verkrijgen van aandelen komen aan de aandeelhouder toe, met dien verstande dat hij de waarde daarvan moet vergoeden aan de vruchtgebruiker, voor zover deze krachtens zijn recht van vruchtgebruik daarop aanspraak heeft.

PANDRECHT OP AANDELEN

Artikel 19

1. Op aandelen kan pandrecht worden gevestigd. Het vorige artikel is van overeenkomstige toepassing.
2. De in deze statuten opgenomen blokkeringsregeling is van toepassing op de vervreemding en overdracht van de aandelen door de pandhouder of de verblijving van de aandelen aan de pandhouder, met dien verstande dat de pandhouder alle ten

aanzien van de vervreemding en overdracht aan de aandeelhouder toekomende rechten uitoefent en diens verplichtingen terzake nakomt.

<u>CERTIFICAATHOUDERS</u>

<u>Artikel 20</u>

1. Met medewerking van de vennootschap kunnen certificaten op naam van haar aandelen worden uitgegeven.
2. De vennootschap mag geen medewerking verlenen aan de uitgifte van certificaten aan toonder van haar aandelen.
3. Aan houders van met medewerking van de vennootschap uitgegeven certificaten op naam van haar aandelen komen de volgende rechten toe:
   a. zij moeten voor elke algemene vergadering worden opgeroepen. De oproeping geschiedt op gelijke wijze als de oproeping van aandeelhouders; certificaathouders zijn verplicht er voor te zorgen dat hun adres bij de vennootschap bekend is;
   b. zij zijn bevoegd zelf of bij schriftelijk gevolmachtigde de algemene vergadering bij te wonen en daar het woord te voeren; het in deze statuten omtrent vertegenwoordiging van aandeelhouders bepaalde is van overeenkomstige toepassing;
   c. zij hebben op overeenkomstige wijze als de aandeelhouders het recht om een algemene vergadering bijeen te roepen;
   d. zij hebben het recht tot inzage van de jaarrekening, het jaarverslag en de krachtens artikel 2:392 lid 1 Burgerlijk Wetboek toe te voegen gegevens, voor de behandeling daarvan in de daarvoor bestemde algemene vergadering, terwijl de vennootschap hen tevens om niet een afschrift van die stukken ter beschikking stelt;
   e. indien aan de algemene vergadering een voorstel tot statutenwijziging wordt gedaan, worden zij in de gelegenheid gesteld om binnen de wettelijke termijn kosteloos een afschrift van dat voorstel te verkrijgen.
4. Waar in deze statuten sprake is van houders van met medewerking van de vennootschap uitgegeven certificaten van aandelen, worden daaronder mede begrepen de aandeelhouder zonder stemrecht en de vruchtgebruiker en pandhouder met stemrecht.

<u>BESTUUR</u>

<u>Artikel 21</u>

1. De vennootschap wordt bestuurd door een directie. Het aantal leden van de directie (de directeuren) wordt vastgesteld door de algemene vergadering.
2. Indien er meer directeuren zijn kan de algemene vergadering aan een van hen de titel "algemeen directeur" verlenen en kan de directie, mits met goedkeuring van de algemene vergadering, een reglement opstellen betreffende de wijze van oproeping en de interne orde op haar vergaderingen. Bij gebreke van een dergelijk reglement regelen de directeuren hun werkzaamheden onderling en besluiten zij bij volstrekte meerderheid van stemmen.
3. Elke directeur is tegenover de vennootschap gehouden tot een behoorlijke vervulling van de hem opgedragen taak. Indien het een aangelegenheid betreft die tot de werkkring van twee of meer directeuren behoort, is ieder van hen voor het

geheel aansprakelijk terzake van een tekortkoming, tenzij deze niet aan hem is te -- wijten en hij niet nalatig is geweest in het treffen van maatregelen om de gevolgen daarvan af te wenden. ---

4. De aansprakelijkheid van een rechtspersoon als directeur van de vennootschap rust tevens hoofdelijk op ieder die ten tijde van het ontstaan van de aansprakelijkheid -- van die rechtspersoon daarvan directeur is.---
5. De directie moet zich gedragen naar de aanwijzingen van de algemene vergadering betreffende de algemene lijnen van het te voeren financiële, sociale, economische - en personeelsbeleid. ---

BENOEMING, SCHORSING EN ONTSLAG ---

Artikel 22 ---

1. De directeuren worden door de algemene vergadering benoemd.----------------------
2. Besluiten tot ontslag of schorsing van een directeur kunnen door de algemene ------ vergadering slechts worden genomen met tenminste twee derden van de ----------- uitgebrachte stemmen, vertegenwoordigende meer dan de helft van het geplaatste - kapitaal. ---
3. Indien ingeval van schorsing de algemene vergadering niet binnen drie maanden -- tot ontslag heeft besloten, eindigt de schorsing. De geschorste wordt in de --------- gelegenheid gesteld zich in een algemene vergadering te verantwoorden en zich --- daarbij door een raadsman te doen bijstaan of vertegenwoordigen. ------------------
4. Het salaris en de verdere arbeidsvoorwaarden van de directeuren worden ---------- vastgesteld door de algemene vergadering.---

ONTSTENTENIS OF BELET---

Artikel 23 ---

Ingeval van ontstentenis of belet van een of meer directeuren zijn de overblijvende ----- directeuren of is de enige overblijvende directeur met het gehele bestuur belast; ingeval van ontstentenis of belet van alle directeuren of de enige directeur zal het bestuur van -- de vennootschap tijdelijk worden waargenomen door de daartoe door de algemene ----- vergadering aangewezen persoon en onder verplichting om zo spoedig mogelijk -------- definitieve voorzieningen te treffen. ---

GOEDKEURING VOOR BESTUURSBESLUITEN---

Artikel 24 ---

1. De algemene vergadering is bevoegd om door haar in haar daartoe strekkend ------- besluit duidelijk te omschrijven bestuursbesluiten aan haar goedkeuring te --------- onderwerpen. ---
2. Het ontbreken van de goedkeuring op een besluit tast de ----------------------------- vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan. ------------

VERTEGENWOORDIGING---

Artikel 25 ---

1. De directie vertegenwoordigt de vennootschap, voor zover uit de wet niet anders -- voortvloeit. ---

   De bevoegdheid tot vertegenwoordiging van de vennootschap komt mede toe aan - twee gezamenlijk handelende directeuren, alsmede aan de algemeen directeur ------ alleen. ---

2. Ook in gevallen waarin de vennootschap een tegenstrijdig belang heeft met een of meer directeuren wordt zij niettemin conform het eerste lid vertegenwoordigd, ----- tenzij het betreft een rechtshandeling met of een procedure tegen een of meer ------ directeuren in privé. In deze laatste gevallen wordt de vennootschap --------------- vertegenwoordigd door een of meer personen aan te wijzen door de algemene ------ vergadering. ---

ALGEMENE VERGADERING VAN AANDEELHOUDERS -------------------------

Artikel 26 ---

Waar in deze statuten sprake is van "algemene vergadering" wordt daarmee bedoeld de algemene vergadering van aandeelhouders.---

JAARVERGADERING ---

Artikel 27 ---

Jaarlijks wordt binnen zes maanden na afloop van het boekjaar de gewone algemene --- vergadering gehouden. In deze vergadering worden de behandeling van het jaarverslag van de directie, indien opgemaakt, en de vaststelling van de jaarrekening aan de orde -- gesteld. In deze vergadering komt tevens aan de orde de décharge van de directie voor het door haar in het afgelopen boekjaar gevoerde beleid.--------------------------------

ANDERE VERGADERINGEN --

Artikel 28 ---

Andere algemene vergaderingen worden gehouden zo dikwijls de directie dat nodig ---- acht of indien door een of meer aandeelhouders die gezamenlijk tenminste een tiende -- deel van het geplaatste kapitaal vertegenwoordigen, daartoe schriftelijk en onder ------- nauwkeurige opgave van de te behandelen punten aan de directie een verzoek wordt --- gedaan. In het laatste geval moet de vergadering binnen zes weken na het verzoek ------ worden gehouden. ---

WIJZE VAN OPROEPING --

Artikel 29 ---

Het bijeenroepen van een algemene vergadering geschiedt door de directie. Iedere ------ aandeelhouder is evenwel tot het bijeenroepen bevoegd, indien de directie verzuimd --- heeft de jaarlijkse of een door de statuten voorgeschreven algemene vergadering bijeen te roepen. ---

Artikel 30 ---

De aandeelhouders worden opgeroepen per brief, gezonden aan het adres als vermeld in het register van aandeelhouders. Zijn er met medewerking van de vennootschap -------- certificaten op naam van haar aandelen uitgegeven, dan worden de houders daarvan op gelijke wijze opgeroepen.---

VERMELDING VAN AGENDA --

Artikel 31 ---

De oproeping vermeldt de te behandelen onderwerpen. Omtrent onderwerpen waarvan de behandeling niet bij de oproeping of op dezelfde wijze is aangekondigd met -------- inachtneming van de voor de oproeping gestelde termijn, kan niet rechtsgeldig worden besloten, tenzij het besluit met algemene stemmen wordt genomen in een vergadering - waarin het gehele geplaatste kapitaal is vertegenwoordigd. -------------------------------

TERMIJN VOOR OPROEPING --

Artikel 32 ---

De oproeping geschiedt niet later dan op de vijftiende dag vóór die van de vergadering. Was die termijn korter of heeft de oproeping niet plaats gehad, dan kunnen geen -------- rechtsgeldige besluiten worden genomen, tenzij met algemene stemmen in een --------- vergadering waarin het gehele geplaatste kapitaal is vertegenwoordigd.------------------

PLAATS VAN DE VERGADERING---

Artikel 33 --

De algemene vergaderingen worden gehouden in de gemeente waar de vennootschap -- statutair is gevestigd of op Schiphol (gemeente Haarlemmermeer). In een algemene ---- vergadering welke elders wordt gehouden kunnen rechtsgeldige besluiten slechts ------- worden genomen, indien het gehele geplaatste kapitaal is vertegenwoordigd. ------------

ORDE VAN DE VERGADERING--

Artikel 34 --

1. De vergadering voorziet zelf in haar leiding; de voorzitter wijst de secretaris aan. -- Van het verhandelde in elke vergadering worden notulen gehouden; de notulen ---- worden vastgesteld door de voorzitter en de secretaris.--------------------------------
2. De leden van de directie zijn steeds bevoegd de algemene vergadering bij te -------- wonen.--
3. Een aandeelhouder of certificaathouder kan zich uitsluitend krachtens schriftelijke volmacht doen vertegenwoordigen.--

STEMRECHT---

Artikel 35 --

1. Elk aandeel geeft recht op één stem.---
2. De directeuren hebben als zodanig in de algemene vergadering een raadgevende -- stem. --
3. Voor een aandeel dat toebehoort aan de vennootschap of aan een ------------------ dochtermaatschappij daarvan, kan geen stem worden uitgebracht; evenmin voor --- een aandeel waarvan een van hen de certificaten houdt. Vruchtgebruikers en ------ pandhouders van aandelen die aan de vennootschap en haar dochtermaatschappijen toebehoren, zijn evenwel niet van hun stemrecht uitgesloten, indien het ------------ vruchtgebruik of pandrecht was gevestigd voordat het aandeel aan de --------------- vennootschap of een dochtermaatschappij daarvan toebehoorde.---------------------
   De vennootschap of een dochtermaatschappij daarvan kan geen stem uitbrengen --- voor een aandeel waarop zij een recht van vruchtgebruik of een pandrecht heeft. ---
4. Om hun stemrecht te kunnen uitoefenen, moeten de stemgerechtigden of hun ------ schriftelijke gevolmachtigden, indien de voorzitter dat verlangt, de in de ----------- vergadering gehouden presentielijst tekenen. --

BESLUITEN ---

Artikel 36 --

1. Alle besluiten waaromtrent bij de statuten of de wet geen grotere meerderheid is -- voorgeschreven, worden genomen bij volstrekte meerderheid van de uitgebrachte - stemmen. Blanco stemmen worden geacht niet te zijn uitgebracht.--------------------
2. Is voor verkiezing van personen bij de eerste stemming geen volstrekte ------------- meerderheid verkregen, dan wordt een nieuwe vrije stemming gehouden. ----------- Indien ook dan geen volstrekte meerderheid wordt verkregen, wordt herstemd ----- tussen de twee personen die de meeste stemmen behaalden. --------------------------

Hebben meer dan twee personen het grootste en hetzelfde aantal stemmen op zich verenigd, dan beslist het lot welke twee personen voor de herstemming in ---------- aanmerking komen. ---
Heeft één het hoogste en twee of meer het volgend aantal stemmen verkregen, dan beslist het lot, welke dezer laatsten voor de herstemming in aanmerking komt.------
Staken daarna de stemmen, dan beslist het lot.--
Lotingen geschieden door de voorzitter. ---

3. Ingeval van staken van stemmen over zaken zal worden herstemd. -------------------
Indien ook dan de stemmen staken, zal de beslissing worden opgedragen aan een -- deskundige, die door de aandeelhouders in gemeenschappelijk overleg zal worden benoemd.--
Komen de aandeelhouders hieromtrent binnen dertig dagen na de dag van de ------ betreffende vergadering niet tot overeenstemming, dan zal de meest gerede partij -- aan de Kantonrechter, binnen wiens ressort de vennootschap haar (hoofd)vestiging heeft, de benoeming van de deskundige verzoeken.---------------------------------------
4. Alle stemmingen geschieden mondeling, tenzij een van de stemgerechtigden een -- schriftelijke stemming verlangt; schriftelijke stemming geschiedt bij ongetekende - gesloten briefjes. In alle geschillen omtrent stemmingen, niet bij de wet of de ------ statuten voorzien, beslist de voorzitter.--
5. Voor zover in deze statuten is bepaald dat de geldigheid van een besluit afhankelijk is van het ter vergadering vertegenwoordigde gedeelte van het kapitaal en dit ------ gedeelte ter vergadering niet vertegenwoordigd was, kan in afwijking van artikel -- 2:230 lid 3 Burgerlijk Wetboek geen nieuwe vergadering worden bijeengeroepen - waarin het besluit kan worden genomen onafhankelijk van het op deze vergadering vertegenwoordigde gedeelte van het kapitaal.--
6. Bij de vaststelling in hoever de aandeelhouders stemmen, aanwezig of -------------- vertegenwoordigd zijn of in hoever het aandelenkapitaal verschaft wordt of -------- vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvan de wet bepaalt dat daarvoor geen stem kan worden uitgebracht.---------------------------------
7. De directie houdt van de genomen besluiten aantekening. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders en de houders - van de met medewerking van de vennootschap uitgegeven certificaten van haar --- aandelen. Aan ieder van dezen wordt desgevraagd een afschrift of uittreksel van --- deze aantekeningen verstrekt tegen ten hoogste de kostprijs.---------------------------

VERGADEREN ZONDER INACHTNEMING VAN FORMALITEITEN---------------

Artikel 37 ---

Indien in een algemene vergadering het gehele geplaatste kapitaal is vertegenwoordigd, kan geldig worden besloten over alle aan de orde komende onderwerpen, mits met ----- algemene stemmen, ook al zijn de door de wet of de statuten gegeven voorschriften ---- voor het oproepen en houden van vergaderingen en het nemen van besluiten niet in acht genomen. --

BESLUITEN BUITEN VERGADERING---

Artikel 38 ---

Besluitvorming door aandeelhouders kan - nadat de directeur(en) in de gelegenheid ---- is(zijn) gesteld daaromtrent te adviseren - ook op andere wijze dan in een vergadering -

van aandeelhouders plaatsvinden, mits de stemgerechtigde aandeelhouders zich -------- schriftelijk (daaronder begrepen alle vormen van geschreven tekstoverdracht) met ------ algemene stemmen vóór het voorstel hebben verklaard.--------------------------------------
Deze regeling is echter niet van toepassing, indien met medewerking van de ------------ vennootschap certificaten op naam van aandelen zijn uitgegeven. --------------------------

BOEKJAAR, JAARREKENING EN JAARVERSLAG -------------------------------------

Artikel 39 ---

1. Het boekjaar van de vennootschap is gelijk aan het kalenderjaar. --------------------
2. Binnen vijf maanden na afloop van elk boekjaar, behoudens verlenging van deze -- termijn door de algemene vergadering met ten hoogste zes maanden op grond van bijzondere omstandigheden, wordt door de directie de jaarrekening (bestaande uit - de balans en de winst- en verliesrekening met toelichting) opgemaakt.---------------
   De jaarrekening wordt ondertekend door alle directeuren. ------------------------------
   Ontbreekt de ondertekening van een of meer hunner dan wordt daarvan onder ------ opgaaf van reden melding gemaakt. ---
   Tenzij de vennootschap daartoe bij de wet is vrijgesteld, maakt de directie binnen - voornoemde termijn een jaarverslag op. ---
3. Indien en voor zover het dienaangaande in de wet bepaalde op de vennootschap --- van toepassing is, zal door de algemene vergadering opdracht worden verleend aan een deskundige of organisatie van deskundigen als bedoeld in artikel 2:393 lid 1 -- Burgerlijk Wetboek, teneinde de door de directie opgemaakte jaarrekening en het - jaarverslag, indien opgemaakt, te onderzoeken en daarover verslag uit te brengen - en een verklaring af te leggen.--
   Gaat de algemene vergadering niet over tot het verlenen van zodanige opdracht, --- dan is de directie daartoe bevoegd. --
4. De vennootschap zorgt ervoor dat de opgemaakte jaarrekening, het jaarverslag, ---- indien opgemaakt, en de krachtens artikel 2:392 lid 1 Burgerlijk Wetboek toe te --- voegen gegevens vanaf de oproep tot de vergadering van aandeelhouders bestemd voor hun behandeling ten kantore van de vennootschap aanwezig zijn ter inzage --- voor de aandeelhouders. --
5. De jaarrekening wordt vastgesteld door de algemene vergadering.--------------------
6. De vennootschap is verplicht tot publicatie van de jaarrekening bij het -------------- handelsregister indien en voor zover de wet dit vereist. ---------------------------------

WINSTVERDELING---

Artikel 40 ---

1. De winst staat ter vrije beschikking van de algemene vergadering.--------------------
2. De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor --- uitkering vatbare winst slechts uitkeringen doen voor zover het eigen vermogen --- groter is dan het gestorte en opgevraagde deel van het kapitaal, vermeerderd met -- de reserves die krachtens de wet of de statuten moeten worden aangehouden. ------- Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is. --
3. Bij de berekening van de winstverdeling tellen de aandelen die de vennootschap in haar eigen kapitaal houdt niet mee, tenzij de aandelen belast zijn met een ---------- vruchtgebruik. Bij de berekening van het winstbedrag dat op elk aandeel zal -------

worden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het ----
nominale bedrag van de aandelen in aanmerking. --

4. De directie kan reeds vóór de vaststelling van de jaarrekening, mits met ------------ goedkeuring van de algemene vergadering en met inachtneming van de wettelijke - bepalingen, over enig boekjaar een of meer interim-uitkeringen op de aandelen ---- doen. --
5. Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts ------ worden gedelgd voor zover de wet dat toestaat. --
6. De vordering tot opeising van vastgesteld dividend verjaart vijf jaar na vaststelling.

STATUTENWIJZIGING--

Artikel 41 --

De algemene vergadering is, met een meerderheid van tenminste twee derden van de -- uitgebrachte stemmen in een vergadering waarin tenminste twee derden van het -------- geplaatste kapitaal aanwezig of vertegenwoordigd is, bevoegd te besluiten de statuten - te wijzigen. --

ONTBINDING EN VEREFFENING---

Artikel 42 --

1. De algemene vergadering is, met een meerderheid van tenminste twee derden van - de uitgebrachte stemmen in een vergadering waarin tenminste twee derden van het geplaatste kapitaal aanwezig of vertegenwoordigd is, bevoegd om tot ontbinding -- van de vennootschap te besluiten. ---
2. De directeuren van de vennootschap treden op als vereffenaars. De bepalingen ----- omtrent de benoeming, de schorsing, het ontslag en het toezicht op directeuren zijn op de vereffenaars van toepassing. ---
3. Hetgeen na voldoening van de schuldeisers is overgebleven van het vermogen van de ontbonden vennootschap komt ten goede aan de aandeelhouders, in verhouding tot het nominale bedrag van hun aandelen. --
4. De boeken, bescheiden en andere gegevensdragers van de ontbonden vennootschap moeten worden bewaard gedurende de door de wet voorgeschreven termijn door -- degene die daartoe wordt aangewezen door de vereffenaars. ---------------------------

SLOTVERKLARINGEN---

Voorts verklaarde de verschenen persoon, handelend als gemeld: --------------------------

a. In afwijking van het vorenstaande - wat de wijze van benoeming betreft - worden - bij deze voor de eerste maal benoemd tot directeur: -------------------------------------
   - AMDIPHARM A.G. voornoemd; en---
   - ZARF TRUST CORPORATION B.V., een besloten venootschap met beperkte aansprakelijkheid, statutair gevestigd te Rotterdam en feitelijk gevestigd aan -- de Zeemansstraat 13, 3016 CN Rotterdam, geregistreerd bij de Kamer van ---- Koophandel in Rotterdam onder dossier nummer 24122233. --------------------
b. Bij de oprichting bedraagt het geplaatste kapitaal éénhonderd dertigduizend euro -- (€ 130.000,00), verdeeld in éénhonderd dertigduizend (130.000) aandelen van één euro (€ 1,00) elk, alle a pari vol te storten in geld. ---------------------------------------
   Storting in vreemd geld is toegestaan. --
   In het geplaatste kapitaal wordt deelgenomen door: -----------------------------------
   - De oprichter, AMDIPHARM A.G. voornoemd, voor éénhonderd ---------------

dertigduizend (130.000) aandelen, nummers 1 tot en met 130.000. ---------------

./. c. De bij de oprichting geplaatste aandelen zijn a pari volgestort in geld. Deze -------- storting heeft plaatsgevonden, hetgeen blijkt uit een aan deze akte te hechten ------- verklaring als bedoeld in de wet, welke storting bij deze door de vennootschap ----- wordt aanvaard. ---

d. Het eerste boekjaar van de vennootschap loopt vanaf heden tot en met éénendertig december tweeduizend drie. ---

./. e. Terzake van de onderhavige oprichting is de krachtens de wet vereiste ministeriële verklaring van geen bezwaar verleend bij beschikking van vijfentwintig november tweeduizend twee, nummer B.V. 1222368, welke beschikking aan deze akte wordt gehecht. ---

De verschenen persoon is mij, notaris, bekend. ---

Deze akte is verleden te Utrecht, op de datum in het hoofd van deze akte vermeld. De - zakelijke inhoud van de akte is door mij, notaris, aan de verschenen persoon opgegeven en toegelicht. De verschenen persoon heeft verklaard op volledige voorlezing van de -- akte geen prijs te stellen, van de inhoud van de akte te hebben kennisgenomen en ------- daarmee in te stemmen. Vervolgens is deze akte na beperkte voorlezing door de -------- verschenen persoon en mij, notaris, ondertekend. ---

(Volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT:

Mr. B.H.Th. TERHORST NOTARIS te UTRECHT

UNOFFICIAL ENGLISH TRANSLATION
OF THE DEED OF INCORPORATION

KR.HK
02.1002/993251

INCORPORATION OF A PRIVATE COMPANY

This twenty-ninth day of November two thousand and two,
appeared before me, mr. BART HERMAN THEODOR TERHORST,
a civil-law notary in Utrecht:
miss mr. KARINA LENA CORNELIA WILHELMINA SCHUTZ-TEN ROUWELAAR, born in Amsterdam on June nine, nineteen hundred seventy-six, employed at and electing domicile in this matter at my, civil-law notary's office (3584 BL Utrecht, Euclideslaan 1),
for the purpose of performing the legal actions stated below, in this matter acting as the authorised representative of:
AMDIPHARM A.G., a legal entity incorporated and existing under the laws of Switzerland, having its registered office in Basel, Switzerland and its principle place of business at Aeschengraben 9, CH-4051 Basel, Switzerland.
./. The power of attorney granted to the appearer appears from one private instrument which is attached hereto.
The appearer, acting as stated, declared to hereby incorporate a private company with limited liability on behalf of Amdipharm A.G. and to adopt the following articles for this purpose:

ARTICLES OF ASSOCIATION

NAME AND REGISTERED OFFICE

Article 1

1. The company is named: **AMDIPHARM B.V.**
2. The company has its registered office in Amsterdam, The Netherlands.

OBJECTS

Article 2

The objects of the company are:

- to acquire, to hold, to manage and to grant licenses in the area of intellectual property;
- to act as flow-through royalty company;
- to participate in, finance, cooperate with, manage and render advice and other services to natural persons or corporations and businesses;
- to provide security in any form whatsoever for the commitments of other natural persons or corporations and businesses;
- to invest and administer property in real estate, stocks and bonds, debentures and other assets;
- to enter into pension, standing rights and annuity contracts;
- to do anything which is connected with the foregoing or may be conducive thereto,

in the broadest sense of the term.

CAPITAL AND SHARES

Article 3

1. The authorised capital of the company totals SIX HUNDRED FIFTY THOUSAND EURO (€ 650,000.00), divided into six hundred fifty thousand (650,000) shares, having a par value of one euro (€ 1.00) each.
   At least one-fifth of the authorised capital must be issued.
2. No share certificates are issued; the shares cannot be freely transferred.
   The shares are numbered consecutively from 1 onwards.

LEGAL RELATIONSHIP

Article 4

1. The company and those who are involved in its organisation under the law and the articles should conduct themselves as such in relation to each other in accordance with the requirements of reasonableness and fairness.
2. The company must treat shareholders who are in equal circumstances equally.
3. Where shares are owned jointly, the joint owners shall only be able to exercise the rights attached to these shares in relation to the company, if they cause themselves to be represented by an individual designated by them in writing for this purpose.

SHAREHOLDERS' REGISTER

Article 5

1. The management board shall keep a register in which the names and addresses of all shareholders are recorded, stating the date and title of acquisition by the shareholders, the date of acknowledgement by or service upon the company and the amount paid up on each share.

2. The register shall also state the names and addresses of those who, according to a notification to the company, are entitled to a usufruct or pledge on shares, as well as the date of their acquisition of the right and the date of recognition or service, as well as whether any voting rights or the rights of holders of depositary receipts for shares issued with the cooperation of the company are vested in them.
3. The register shall be regularly kept up to date.
4. Shareholders are enjoined to ensure that their addresses are known to the company. All notifications to the company and notices from the company shall be sent to the address shown in the register.
5. Upon request and free of charge, the management board shall provide a shareholder, a usufructuary and a pledgee with a extract from the register in respect of their rights to a share. If a share is subject to a right of usufruct or a pledge, the extract shall state in whom the voting rights in the shares or the rights granted by law to holders of depositary receipts for shares issued with the cooperation of the company are vested.
6. The management board shall deposit the register at the offices of the company for inspection by the shareholders and by the usufructuaries and pledgees in whom voting rights or rights of holders of a depositary receipt for shares are vested. Information in the register relating to shares not fully paid up shall be available for public inspection; a copy or an extract of this information shall be provided at no more than cost.

ISSUE OF SHARES

Article 6

1. The company may only issue shares pursuant to a resolution by the general meeting. In the resolution the issue price, the way the shares must be paid up and any further conditions shall be laid down.

   The general meeting may transfer its authority to do so to another body and may revoke the transfer.
2. This article shall apply mutatis mutantis to the granting of rights to subscribe for shares. It shall not apply, however, to the issue of shares to someone who exercises a previously acquired right to subscribe for shares.
3. The company may not subscribe for shares in its own capital.

PRE-EMPTIVE RIGHTS ON ISSUE OF SHARES

Article 7

1. Having regard for the provisions of subsection 2, each shareholder has a pre-emptive right upon any issue of shares in proportion to the aggregate amount of his shares.

   The pre-emptive right cannot be restricted or excluded in a resolution by the general shareholders' meeting.
2. Shareholders do not have pre-emptive rights on shares issued to employees of the company or a group company or to anyone exercising a previously acquired right to subscribe for shares.
3. The company shall notify the issue with respect to which the pre-emptive rights can be exercised as well as the period within which the rights can be exercised to all

shareholders in writing.

4. The period within which the pre-emptive rights can be exercised shall be at least four weeks or any longer period laid down in the resolution to issue shares.
5. The above applies mutatis mutandis to the granting of rights to subscribe for shares.
6. Pre-emptive rights may not be transferred.

PAYMENT ON SHARES

Article 8

1. When subscribing for a share, the par value must be paid for the share concerned. It may be stipulated that part of the par value not exceeding three-quarters need not be paid until the company calls for same.
2. Shares must be paid for in cash, unless another contribution is agreed upon. Payments in foreign currency can only be made with the company's approval. The obligation of payment on shares is met by the payment in foreign currency up to the amount in euro's for which the amount paid can be freely changed. The rate of exchange on the day the payment is made shall be decisive.

COMPANY NOT ALLOWED TO SUPPORT

Article 9

The company may not provide security, issue a price guarantee, warrant performance by a third party in any other way or assume obligations next to or for third parties, whether jointly and severally or otherwise, with a view to third parties subscribing for or acquiring shares in its capitals or depositary receipts therefor. This prohibition also extends to its subsidiaries.

FINANCING BY THE COMPANY

Article 10

The company may only grant loans with a view to subscribing for or acquiring shares in its capital or depositary receipts therefor up to the amount of the distributable reserves at most. The company shall maintain non distributable reserves up to the outstanding amount of these loans.

PURCHASE OF THE COMPANY'S OWN SHARES

Article 11

1. The acquisition by the company of shares in its own capital which are not fully paid up shall be void.
2. The company may only acquire fully paid-up shares in its own capital for no consideration or if:
   a. its shareholders' equity less the acquisition price is not less than the sum of the paid and called-up part of its capital and the reserves which must be maintained by law or under the articles;
   b. the par value of the shares to be acquired and the shares in its capital held by the company and its subsidiaries together does not exceed half of the issued capital; and
   c. the general meeting has granted the authorisation to acquire the shares.
3. The validity of the acquisition shall be determined by the amount of the shareholders' equity according to the last adopted balance sheet less the acquisition

price of shares in the company's capital and less any distributions to others from profits or reserves which the company and its subsidiaries should owe after the balance sheet date. If more than six months of a financial year have elapsed without the annual accounts being adopted, an acquisition in accordance with this article shall not be permitted.

4. The preceding subsections shall not apply to shares which the company acquires by universal succession of title. In this article the term "shares" shall be understood to include depositary receipts for shares.

ALIENATION OF SHARES

Article 12

Alienation of its own shares by the company shall take place pursuant to a resolution by the general meeting. Alienation of own shares is subject to the restrictions on transfer laid down in these articles.

REDUCTION OF CAPITAL

Article 13

1. The general meeting may resolve to reduce the issued capital by withdrawing shares or by reducing the par value of the shares through an amendment of the articles.
2. A resolution to withdraw shares can relate to shares or depositary receipts for shares which the company holds itself.
3. Reduction of the amount of the shares with a partial repayment is only possible for the purpose of implementing a resolution to reduce the amount of the shares. Repayment shall in that case be made on all shares proportionally.
   The requirement of proportionality may be deviated from with the approval of all shareholders involved.
4. The convocation for a meeting in which a resolution referred to in this article is to be passed shall state the purpose of the reduction of capital and the way this will be implemented.
5. A resolution to reduce the issued capital shall not take effect as long as objections can be lodged.

RESTRICTIONS ON TRANSFER

Article 14

Any transfer can only be validly effected having regard for the restrictions on transfer laid down in these articles.

These restrictions on transfer do not apply if a shareholder is enjoined by law to transfer his shares to an earlier holder.

TRANSFER OF SHARES

Article 15

1. A shareholder wishing to dispose of one or more of his shares must offer such shares to his co-shareholders first.
2. The offer must be made to the management board, stating the name of the proposed acquirers and the number of shares. The management board shall notify the other shareholders of the offer within eight days of receipt.

This offer shall imply that a right to purchase is granted to the co-shareholders in accordance with the provisions of this article. The purchase contract shall come into being only after the offerer and the prospective buyer have reached agreement on the number of shares purchased and the price, the offerer has not withdrawn his offer and the prospected buyer has not withdrawn within the term set and it has been established that all shares the offer relates to are purchased against cash payment.

3. The other shareholders and then those designated by the general meeting in accordance with the below provisions shall have a purchase right on the shares offered.
4. Any shareholder wishing to exercise his purchase right must inform the management board within one month after the offer was notified how many of the shares offered he wishes to acquire, failing which his purchase right shall lapse.
5. The management board shall allot the shares offered to the prospective purchasers. The shares shall first of all be allotted in proportion to each shareholding the purchase right is based on. If a shareholder claims less shares than he would be entitled to in accordance with said proportion, the shares which become available as a result thereof shall be allotted to the other prospective purchasers as far as they have claimed more shares than they would be entitled to in accordance with said proportion.
6. A number of shares which cannot be divided in accordance with the foregoing shall be allotted by lot, to be drawn by the management board in the presence of a civil-law notary. The prospective purchasers shall be invited to attend the drawing. A prospective purchaser to whom a share is allotted at such a drawing shall not participate any further.
7. If the shareholders do not exercise their purchase right with respect to all shares offered, the management board shall convene a general meeting within one month after this appeared to be the case. This meeting may designate prospective purchasers for the remaining shares, provided within one month after said convocation. The company itself may only be included among the prospective purchasers with the offerer's consent and with due observance to the provisions of these articles relating to the acquisition by the company of shares in its own capital.
8. The take-over price shall be determined by the offerer and the prospective purchasers in mutual consultation. In the absence of an agreement about this within two months after receipt of the announcement concerning the allotment the price shall be determined by a or, if required by any party, by three experts, to be designated by the parties in mutual consultation or, failing agreement, at the request of an interested party to be designated by the Chairman of the Chamber of Commerce in whose district the company has its registered office. The costs shall be for the account of the offerer, if he withdraws his offer after the mandate has been given to the experts, and otherwise for the account of the company. The management board shall give any information required to the experts.
9. Unless the auditor of the company is designated as one of the experts, the experts shall ask his opinion; if he gives that opinion then the experts shall quote it

verbally. The experts have to report to the management board within two months. The management board shall inform the offerer and the prospective purchasers by means of a copy within eight days.

10. Each prospective purchaser may withdraw, if so desired for part of the shares allotted to him, provided he does so within one month after it has become clear how many shares are allotted, to whom and at what price. The withdrawal shall be done by an announcement to the management board, which shall notify the other prospective purchasers and the offerer, stating the number of the available shares. If the other prospective purchasers wish to claim one or more of these shares, they shall have to inform the management board within fourteen days after such notice. The rules for allotment stated in this section shall apply mutatis mutandis.
11. The offerer may withdraw his offer, if with respect of all the shares offered at the same time and within one month after being informed to which prospective purchasers he may sell all of the shares the offer relates to and at what price. The withdrawal shall be done by an announcement to the management board, which shall immediately notify the prospective purchasers.
12. The transfer of the shares sold and the payment of the purchase price must be made simultaneously within one month after it is definitely determined that all of the offered shares have been purchased and at what price, and the offerer has not withdrawn his offer. If the offerer should fail to transfer, the company shall be irrevocably empowered thereto in his name.
13. If it is definitively established that not all of the shares the offer relates to will be purchased for cash payment, the management board shall immediately inform the offerer and the prospective purchasers. The offerer shall then be at liberty to transfer all of the offered shares or part of them to the proposed acquirer, provided he does so within three months after receiving that announcement and at a price which is not less than the price established between the offerer and the prospective purchasers, unless the shares referred to have been offered again to the prospective purchasers at that lower price. In case of transfer to the proposed acquirer the offerer must inform the management board in writing, also stating the price. The management board shall immediately notify the prospective purchasers.
14. If approved unanimously by the general meeting at which the entire issued capital is represented, the offerer shall be at liberty to transfer the shares which the offer relates to to the proposed acquirer within three months and the above procedure need not be followed.
15. All announcements and notices ordered in this section have to be made by a registered letter and, if no period is mentioned, within fourteen days after receipt of the communication that obliges to issue an announcement or a notice.

<u>DEVOLUTION OF SHARES</u>

<u>Article 16</u>

1. In the event of:
    a. decease or any other way of acquisition of shares by universal title other than through the joining of estates;
    b. bankruptcy of or the granting of a moratorium to a shareholder;

c. placement under tutelage of a shareholder;
d. acquisition by one or more parties of the control of the activities of the business of the shareholder/corporation as referred to in Chapter II of the merger code of conduct by the SER, either through transfer or other devolution of shares or transfer of voting rights on shares or by subscribing for shares, even if the code of conduct does not apply;
e. dissolution of the general or restricted community of property in which a shareholder is married or has entered into a registered partnership;

the shares concerned or all shares of the shareholder concerned respectively, must be offered for sale to the other shareholders.

2. As soon as it is established that shares have to be offered and transferred by virtue of subsection 1, those who are enjoined to do so must notify the management board within one month, stating the number of shares. This announcement shall apply as an offer as stated in the previous article.
3. The obligation to offer shares does not exist:
   - in case of a legal merger as referred to in section 2:333 Dutch Civil Code;
   - if and as far as those newly entitled to the shares are individuals to whom shares can be freely transferred by virtue of the foregoing.

   The obligation to offer shares will be suspended for two years if and as far as (an) individual/individuals in whose name the shares were registered upon the devolution by universal title or transfer by title of partition is/are among the new title holders.

   The obligation to offer shares shall lapse if the shares were allotted and transferred to the individual(s) referred to in the previous sentence within two years.
4. The preceding article applies mutatis mutandis to this article on the understanding that:
   a. the offer cannot be withdrawn;
   b. the obligation to transfer will lapse as soon as it is established that not all of the shares concerned will be purchased for cash.
5. If the shareholder fails to discharge his obligation to offer and/or to transfer, the company will be irrevocably authorised to do so following a reminder. After this reminder, the right to attend meetings and the right to vote for the shares in question cannot be exercised and the right to any profit distribution will be suspended for the period the shareholder does not discharge his said obligations.

ISSUE AND DELIVERY OF SHARES OR RIGHTS THERETO

Article 17

1. A deed to which those involved are a party executed by a civil-law notary residing in the Netherlands is required for the issue and transfer of a share or the transfer of a usufruct or pledge thereon. The deed is to contain the information laid down in section 2:196 Dutch Civil Code.
2. The delivery also operates in relation to the company by law. Except where the company itself is a party to the legal act, the rights related to the share can only be exercised after the company has recognised the legal act or the deed has been served upon the company in accordance with section 2:196b Dutch Civil Code or has recognised same by registration in the shareholders' register.

USUFRUCT IN RESPECT OF SHARES

Article 18

1. The voting rights attached to the shares on which a usufruct is created are vested in the shareholder.
2. Notwithstanding the above the voting rights are vested in the usufructuary if this was stipulated upon the creation of the usufruct and the general meeting approved both the granting of the voting rights to the usufructuary and, in the event of transfer of the usufruct, the transfer of the voting rights.
3. The rights granted by law to holders of a depositary receipt for shares issued with the cooperation of the company are vested in a shareholder who does not have any voting rights and a usufructuary who has voting rights. A usufructuary who does not have any voting rights has no such rights.
4. Any rights to acquire shares which arise from a share are vested in the shareholder, on the understanding that he shall compensate the value thereof to the usufructuary if the latter can lay claim thereon by virtue of his usufruct.

PLEDGE IN RESPECT OF SHARES

Article 19

1. Shares may be pledged. The previous article applies mutatis mutandis.
2. The restrictions on transfer laid down in these articles apply to the alienation and transfer of the shares by the pledgee or to the pledgee, on the understanding that the pledgee exercises all rights vested in the shareholder with respect to the alienation and transfer and discharges all of the latter's obligations.

HOLDERS OF A DEPOSITARY RECEIPT ON SHARES

Article 20

1. Registered depositary receipts for shares can be issued with the cooperation of the company.
2. The company may not lend its cooperation to the issue of bearer shares.
3. The following rights are vested in holders of depositary receipts on shares issued with the cooperation of the company:
   a. they must be convened for every general meeting. They are convened like the shareholders; the holders of depositary receipts on shares are enjoined to ensure their addresses are known to the company;
   b. they are authorised to attend and address the general meeting, either in person or through an authorised representative; the provisions in these articles with respect to representation of shareholders applies mutatis mutandis;
   c. like the shareholders, they are entitled to convene a general meeting;
   d. they are entitled to inspect the annual accounts, the annual report and the data which must be added under section 2:392 subsection 1 Dutch Civil Code prior to discussion thereof in the general meeting, while the company also puts a free copy of these documents at their disposal.
   e. if a proposal to amend the articles is made to the general meeting, they will be given the opportunity to obtain a free copy of such proposal within the statutory term.

4. In these articles the term "holders of a depositary receipt on shares issued with the cooperation of the company" shall be understood to include shareholders without any voting rights and usufructuaries and pledgees having voting rights attached to shares.

MANAGEMENT

Article 21

1. The company is run by a management board. The general meeting sets the number of management board members (the directors).
2. If there are several directors the general meeting may confer the title "managing director" on one of them and the management board can draw up regulations relating to the manner of convocation and rules of procedure for their meetings. In the absence of such regulations the directors arrange for the division of their tasks in consultation, and decide by an absolute majority of votes.
3. Each director is enjoined in relation to the company to properly perform the duties he has been charged with. Where any issue lies within the duties outlined for two or more directors, each of them is liable for the entire issue in case of failure, unless this failure cannot be attributed to him and he was not in default in taking measures to avert the consequences.
4. The liability of a corporation as director of the company also rests with anyone who is a director of this corporation at the time the liability arises.
5. The management board has to follow the instructions by the general meeting as to the general guidelines of the financial, social, economic and personnel policy.

APPOINTMENT, SUSPENSION AND REMOVAL

Article 22

1. The directors are appointed by the general meeting.
2. The general meeting can only pass resolutions to dismiss or suspend a director by at least a two-thirds majority of the votes cast, representing more than one half of the issued capital.
3. If in the event of suspension the general meeting does not decide upon removal within three months, the suspension will terminate. The person suspended will be given the opportunity to account for himself and in this respect to be assisted or represented by counsel.
4. The general meeting sets the salary and other terms and conditions of employment of the directors.

ABSENCE OR INABILITY TO ACT

Article 23

If one or several directors are absent or unable to act, the entire management of the company will be entrusted to the remaining directors or the only remaining director; if all directors or the only director are/is absent or unable to act, the company will be temporarily managed by the person designated for this purpose by the general meeting, imposing an obligation to arrange for definitive measures to be taken as soon as possible.

APPROVAL OF MANAGEMENT BOARD DECISIONS

Article 24

1. The general meeting is empowered to subject management board decisions clearly

described in a resolution to that effect to its approval.

2. The absence of approval of a decision does not affect the power of representation of the Management Board or the directors.

REPRESENTATION

Article 25

1. Unless otherwise provided for by law, the management board represents the company. The authority to represent the company is also vested in two directors acting jointly as well as the managing director alone.
2. Where its interests conflict with the interests of the one or several directors, the company will nevertheless be represented in accordance with the first subsection, unless it concerns a legal action with or proceedings against one or several directors in their private capacity. In these cases the company is represented by one or several other persons appointed by the general meeting.

GENERAL SHAREHOLDERS' MEETING

Article 26

In these articles the term "general meeting" shall be understood to mean the general shareholders' meeting.

ANNUAL MEETING

Article 27

The ordinary annual meeting is held within six months following the end of the financial year. The discussion of any annual report prepared by the management board and the adoption of the annual accounts will be placed on the agenda for this meeting.

OTHER MEETINGS

Article 28

Other general meetings will be held as frequently as the management board deems necessary or if one or several shareholders, together representing at least one tenth of the issued capital, request the management board in writing to convene a general meeting, accurately stating the issues to be dealt with. In this case the meeting must be held within six weeks of the request.

METHOD OF CONVOCATION

Article 29

The management board issues the notice convening a general meeting. Every shareholder is entitled, however, to convene a meeting, if the management board has neglected either to convene the annual meeting or a general meeting provided for in the articles.

Article 30

The shareholders are convened by a letter sent to the addresses stated in the shareholders' register. If registered depositary receipts for shares have been issued with the cooperation of the company, the holders thereof are convened similarly.

STATEMENT OF THE AGENDA

Article 31

The notice convening a meeting states the subjects to be discussed. Unless a resolution is passed unanimously at a meeting at which the entire issued capital is represented, legally valid resolutions may not be passed in respect of matters not announced in the no-

tice convening the meeting or not announced in a similar way, having due regard for the term set for convocation.

TERM OF NOTICE

Article 32

The notice convening a meeting is given no later than the fifteenth day prior to the day of the meeting. If this period was shorter or no notice of convocation was given, legally valid resolutions may not be passed, except by unanimous vote at a meeting at which the entire issued capital is represented.

LOCATION OF THE MEETING

Article 33

General meetings are held in the municipality where the company has its registered office or at Schiphol (municipality Haarlemmermeer, The Netherlands). If a general meeting is held elsewhere, legally valid resolutions may only be passed if the entire issued capital is represented.

PROCEDURE AT THE MEETING

Article 34

1. The meeting appoints a chairman itself; the chairman appoints the secretary. Minutes are kept of the business transacted at each meeting; the minutes are confirmed by the chairman and the secretary.
2. The management board members are authorised at all times to attend the general meeting.
3. A shareholder or a holder of a depositary receipt for shares can cause himself to be represented through a written power of attorney only.

VOTING RIGHTS

Article 35

1. Each share entitles to cast one vote.
2. The directors have an advisory vote in the general meeting.
3. No vote may be cast in respect of a share belonging to the company or one of its subsidiaries nor in respect of a share the depository receipts of which are held by the company or one of its subsidiaries. Usufructuaries and holders of a pledge on shares belonging to the company and its subsidiaries are not, however, excluded from the right to cast a vote, if the usufruct or pledge was created before the share was acquired by the company or one of its subsidiaries.
   The company or its subsidiaries may not cast a vote on shares in respect of which it has a usufruct or pledge.
4. In order to be able to exercise their voting rights, those entitled to vote or their proxies must sign the attendance list kept at the meeting if the chairman of the meeting so requires.

RESOLUTIONS

Article 36

1. All resolutions in respect of which no greater majority is required by the articles or the law, are passed by an absolute majority of the votes cast. Blank votes are deemed not to have been cast.

2. When a vote is held on persons and a majority vote is not achieved in favour of one person the first time, a new vote will be held.
If no majority is reached at a second vote, a third vote will be held between the two persons who obtained a majority of the votes on the second vote.
Where more than two candidates obtained the largest and equal number of votes, the two candidates who qualify for a revote will be determined by drawing lots.
Should the votes tie after a third vote, lots will be drawn.
The chairman of the meeting will draw the lots.
3. Where there is a tie in voting on matters a new vote will be held.
If this once again results in a tie, an expert designated in consultation by the shareholders will be charged with making the decision.
In the event the shareholders do not reach agreement within thirty days following the date the meeting concerned was held, either party can request the Subdistrict Court in whose district the company has its (principal) place of business to appoint the expert.
4. All voting is conducted orally unless any of the persons entitled to vote requests that a votes be cast by ballot; in that case, votes are cast by unsigned, closed slips.
The chairman decides all disputes concerning voting for which no provision is made by the law or the articles.
5. Where these articles stipulate that the validity of a resolution depends on whether a specific part of the capital is represented at a meeting, and this specific part is not represented at the meeting, a new meeting may not be convened at which the resolution may be passed, irrespective of the part of the capital represented at this meeting, in deviation from section 2:230 subsection 1 Dutch Civil Code.
6. Shares bearing no voting rights by law may not be taken into account when determining to which extent shareholders vote, are present or represented or to which extent the share capital is contributed or represented.
7. The management board takes minutes of the resolutions passed. The minutes are available at the office of the company for inspection by the shareholders and the holders of depositary receipts for shares; a copy or an extract of such minutes is provided at cost at most.

MEETINGS WITHOUT OBSERVING FORMALITIES

Article 37

If the entire issued capital is represented at a general meeting, valid resolutions may be passed on any matter put before the meeting, provided voting is unanimous, even if the requirements of the law or the articles for convening and holding meetings and passing resolutions have not been observed.

RESOLUTIONS WITHOUT HOLDING A MEETING

Article 38

Once the director(s) have had the opportunity to give his/their advice, the shareholders may also pass resolutions without convening a shareholders' meeting, provided this is done in writing (this includes all forms of written text transfer) and by the unanimous written vote of all those entitled to cast a vote.

This arrangement will not apply, however, if depositary receipts for shares have been issued with the cooperation of the company.

FINANCIAL YEAR, ANNUAL ACCOUNTS AND ANNUAL REPORT

Article 39

1. The financial year of the company is equal to the calendar year.
2. Annually, within five months after the end of the financial year, except where the general meeting extends this period by a maximum of six months on account of special circumstances, the management board will prepare the annual accounts (consisting of the balance sheet and profit and loss account with an explanation).
   The annual accounts is signed by all directors.
   If any signature is missing, this is stated and the reason for it given.
   Unless the company is exempted by law, the Management Board prepares an annual report within said term.
3. If and as far as the statutory provisions relating thereto are applicable to the company, the general meeting instructs an expert or organisation of experts as referred to in section 2:393 subsection 1 Dutch Civil Code to audit the annual accounts and annual report prepared, if any, and to draw up a report and issue a statement.
   The management board is authorised to give these instructions if the general meeting fails to do so.
4. The company ensures that the annual accounts, the annual report and the information to be added pursuant to section 2:392 Dutch Civil Code are available at its office from the time of the notice convening the general meeting at which the annual accounts are to be discussed.
5. The annual accounts are adopted by the general meeting.
   If the annual accounts are adopted by the general meeting without reservation, the management board will be fully discharged in respect of the policy pursued in the financial year as far as such policy is evident from the annual accounts or has been notified to the general meeting.
6. The company is enjoined to deposit the annual accounts at the trade register if and as far as required by law.

PROFIT APPROPRIATION

Article 40

1. The profit is at the general meeting's free disposal.
2. The company may make distributions to the shareholders and other persons entitled to distributable profit only to the extent that its shareholders' equity exceeds the sum of the amount of the paid and called-up part of the capital and the reserves which must be maintained pursuant to the law or the articles. Profits are only be distributed following adoption of the annual accounts showing that this is permitted.
3. Shares held by the company in its own capital are not taken into account when calculating the profit distribution, unless the shares are encumbered with a usufruct. Only the amount of obligatory payments on the nominal amount of the shares are taken into account for the computation of the profit amount to be distributed on each share.

4. The management board may make one or several interim distributions on shares prior to any financial year, even before the annual accounts are adopted, provided it has obtained the general meeting's unanimous approval in a meeting at which the entire issued capital is represented and statutory provisions are observed.
5. A deficit may be set off against the reserves prescribed by law only to the extent permitted by law.
6. The claim to demand payment of dividend declared will expire five years after declaration.

AMENDMENT OF THE ARTICLES

Article 41

The general meeting is empowered to amend the articles with a majority of at least two-thirds of the votes cast in a meeting at which at least two-thirds of the issued capital is present or represented.

DISSOLUTION AND LIQUIDATION

Article 42

1. The general meeting is authorised to resolve that the company will be dissolved with at least a two-thirds majority in a meeting at which at least two-thirds of the issued capital is present or represented.
2. The directors of the company act as liquidators. The provisions relating to the appointment, suspension, dismissal and supervision of the directors apply to the liquidators.
3. Whatever is left of the capital of the liquidated company once the creditors have been settled will be distributed to the shareholders in proportion to the par value of their shares.
4. The books and documents of the dissolved company will be kept for the statutory period by the person appointed for this purpose by the liquidators.

CONCLUDING STATEMENTS

The appearer, acting as stated, furthermore declared:

a. In deviation of the foregoing – as far as the manner of appointment is concerned – the following companies are hereby appointed director for the first time:
   - AMDIPHARM A.G. aforementioned; and
   - ZARF TRUST CORPORATION B.V., a private company with limited liability, incorporated and existing under the laws of the Netherlands, having its registered office in Rotterdam, the Netherlands and its principal place of business at Zeemansstraat 13, 3016 CN Rotterdam, The Netherlands, registered with the Chamber of Commerce en Industry in Rotterdam as file number 24122233.
b. Upon incorporation the issued capital totals one hundred thirty thousand euro (€ 130,000.00), divided into one hundred thirty thousand (130,000) shares with a nominal value of one euro (€ 1.00) each, all of which are to be paid up in cash at their par value.

   Payment in foreign currency is permitted.

   The following party participates in the issued capital:
   - The incorporator, AMDIPHARM A.G. aforementioned for one hundred thirty thousand (130,000) shares, numbered 1 up to and including 130,000.

c. The shares issued upon incorporation were paid up in cash. This deposit has taken place, as is evidenced by a statement as referred to in the law which will be attached to this deed, and the company hereby accepts the deposit.
d. The first financial year of the company will run from today up to and including the thirty-first day of December two thousand and three.
e. The Ministry declared that no objections had been found in their decision number B.V. 1222368, dated the twenty-fifth day of November two thousand and two, which is attached hereto.

The person appearing is known to me, civil-law notary.
This deed was executed in Utrecht on the date stated in the preamble hereof.
I, civil-law notary, stated and explained the gist of the deed to the person appearing.
The person appearing declared to have taken note of the contents of the deed and agreed to same. After being read out in part, this deed was signed by the person appearing and by me, civil-law notary.